Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Fiscal Third Quarter 2012 Income

Earnings rise to $2.4 million or 66 cents per share from a fiscal 2011 third quarter loss of $1.0 million or 33 cents per share

Sioux Falls, South Dakota – August 14, 2012, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the fiscal 2012 third quarter ended June 30, 2012

•	Meta Financial Group’s 2012 fiscal third quarter net earnings totaled $2.4 million versus a net loss of $1.0 million in last year’s third fiscal quarter:
–
The 2012 third quarter included a charge of $1.4 million, or $0.9 million after taxes, relating to the redemption of certain trust preferred securities (TPS).   Excluding the effect of this transaction, third quarter earnings were $3.3 million.

–	The 2011 third quarter included charges of $5.7 million, or $3.7 million after taxes, for the resolution of regulatory matters. Excluding these items, 2011 third quarter earnings were $2.7 million.

•	The Meta Payment Systems (MPS) segment recorded 2012 third quarter earnings of $1.3 million compared to:
–	$1.9 million net loss for the 2011 third fiscal quarter or $1.8 million of net income excluding the 2011 charge described above
–	$2.5 million in the fiscal 2012 second quarter

•	The Traditional Bank (Retail Bank) segment recorded 2012 third quarter earnings of $1.2 million, or $2.1 million of net income excluding the TPS transaction described above, compared to:
–	$1.0 million for the 2011 fiscal third quarter
–	$7.6 million in the fiscal 2012 second quarter, or $0.4 million, excluding the gain on sale of GNMA securities that resulted in a pre-tax gain of $11.4 million or $7.2 million after taxes.

•	Non-performing assets (NPA) were 0.38% of total assets compared to 1.24% at September 30, 2011, with continuing favorable trends and in comparison to industry NPA averages of over 2.5%.

•	Third quarter MPS average deposits increased by $279.1 million, or 36%, from the prior year third fiscal quarter.

•
During the third fiscal quarter approximately $12.8 million in net new capital was raised through three private placement transactions to bolster regulatory capital and support anticipated growth at its MetaBank subsidiary.

•	Tangible book value per common share increased by $2.19 or 9% from $24.76 at September 30, 2011 to $26.95 per share at June 30, 2012.

Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) reported net income for the 2012 fiscal third quarter of $2.4 million, or 66 cents per diluted share, compared to a net loss of $1.0 million, or 33 cents per diluted share, for the prior year period.

Year-to-date net income for the nine months ended June 30, 2012 was $15.4 million, or $4.64 per diluted share, compared to $2.4 million, or 79 cents per diluted share, for the prior year period.

Chairman, President and Chief Executive Officer J. Tyler Haahr commented, “We are encouraged by the year-over-year improvements in fiscal third quarter results from both the Retail Bank and Meta Payment Systems segments.  Particularly pleasing is the aggregate 316 percent improvement in credit quality in Meta’s loan portfolio over the last six consecutive quarters.  Our non-performing asset ratio, an important indicator of a firm’s ability to assess and manage credit, was over two percentage points better than the average ratio in our industry at the end of the third fiscal quarter.  Our Meta Payment Systems division again produced good quarterly results with growth stemming largely from good volume in card fees generated by expansion of existing programs.  The quarterly average MPS-generated deposits of $1.0 billion were up $279.1 million, or 36% from the prior year fiscal quarter.

Finally, at the Meta Financial Group corporate level, we took additional steps this fiscal year to increase book value through three private placement transactions in May 2012.  We have increased our book value by a total of $25.1 million during fiscal 2012 primarily through net new capital proceeds of $12.8 million and from higher earnings. We will use this new capital to develop systems and augment staffing to support expected growth and to further bolster our capital ratios at MetaBank. We have increased MetaBank’s Tier 1 Capital by $26.7 million during fiscal year 2012.

Investors will note that once again this quarter, yet lower prevailing interest rates continue to inhibit returns on the low cost/no cost deposits generated by MPS.  Our management of the investment portfolio will continue to be informed by  measures we believe appropriate for a persistently slow and uncertain national economy.  We do, however, continue to see the opportunity for meaningful increases in margins as rates rise over time to more normal levels,” Haahr concluded.

Management believes that a presentation of Core Earnings provides a meaningful comparison between periods by excluding certain earnings and expenses and settlement charges of related regulatory actions during the three and nine month periods ended June 30, 2012 and 2011.  Core Earnings are defined as Net Income per Generally Accepted Accounting Principles, adjusted for charges related to the resolution of regulatory enforcement matters, the goodwill write off, the GNMA security sale and the redemption of Trust Preferred Securities.

Calculation of Core Earnings	Three Months Ended		Nine Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Net Income -Per Statement of Operations	$2.4	$(1.0)	$15.4	$2.4

Adjustments
Charges related to regulatory matters	$-	$5.7	$-	$5.7
Goodwill Write Off	$-	$-	$-	$1.5
Loss on redemption of Trust Preferred Securities	$1.5	$-	$1.5	$-
Gain on GNMA security sale	$-	$-	$(11.4)	$-

Impact of Taxes	$(0.6)	$(2.0)	$3.6	$(1.5)

Core Earnings	$3.3	$2.7	$9.1	$8.1

Summary Financial Data *	Three Months Ended			Nine Months Ended
	6/30/2012	3/31/2012	6/30/2011	6/30/2012	6/30/2011
Net Interest Income - millions	$8.3	$9.4	$8.8	$26.3	$25.5
Non Interest Income - millions	13.7	26.8	8.7	56.2	43.5

Net Income - millions	2.4	10.0	(1.0)	15.4	2.4
Diluted Earnings per Share	0.66	3.10	(0.33)	4.64	0.79

Net Interest Margin	2.40%	2.72%	3.29%	2.69%	3.18%
Non-Performing Assets - % of Total Assets	0.38%	0.59%	1.53%

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue
Total revenue (interest income plus non-interest income) for the 2012 third quarter was $22.9 million compared to $18.7 million for the same quarter last year.  The revenue increase in this quarter was largely attributable to an increase in card fee income and from the recovery of $1.1 million on a bank-owned real estate property in April 2012.  Card fees in the prior year third quarter were reduced by a $4.8 million charge relating to the iAdvance fee reimbursement.

Interest income decreased by $0.8 million, or 8%, primarily due to a decrease of 164 basis points in the mortgage-backed securities yield.  This reduction was due in part to the proceeds from the GNMA security sale being reinvested at slightly lower current yields in FNMA product in the second quarter of fiscal 2012, and from increased prepayment rates on the overall mortgage-backed security portfolio.  This increase in prepayment experience resulted in faster amortization of purchase premiums on mortgage-backed securities resulting in a lower portfolio yield.  On the other hand, faster principal prepayment rates result in increased liquidity for the Company which can be reinvested at current rates and, when available, at higher rates in the future.

Total revenue for the nine months ended June 30, 2012 was $85.2 million compared to $72.7 million in 2011, an increase of $12.5 million, or 17%, due primarily to the aforementioned GNMA sale and, to a lesser extent, to an increase in card fees of $1.1 million.  Interest income decreased by $0.1 million or 0.4%.

Net Interest Income
Net interest income for the fiscal 2012 third quarter was $8.3 million, down $0.5 million, or 6%, from the same quarter last year.  Net interest margin decreased from 3.29% in the 2011 third quarter to 2.40%; however, average interest earning assets increased in the current year period.  Overall, asset yields declined by 107 basis points due both to a lower interest rate environment and our decision to continue an ongoing shift in our asset mix to favor more government guaranteed bonds and mortgage-backed securities (MBS), and highly-rated investment grade asset-backed agency, corporate and municipal bonds.  MBS comprised 60% of average interest-earning assets in the quarter compared to 56% one year ago.  The decrease in asset yields was partially offset by a decline in the cost of total deposits and interest-bearing liabilities of 18 basis points.

Net interest income for the nine months ended June 30, 2012 was $26.3 million, up $0.8 million, or 3%, higher than 2011.  Contributing to this gain was an 18 basis point decrease in rates paid on deposits and interest-bearing liabilities and a 22% increase in average earning assets.  These factors were partially offset by overall asset yields that decreased 67 basis points.  The decrease was in large part due to the lower rate environment and to the ongoing shift in our asset mix to proportionately more government guaranteed MBS, and highly-rated investment grade asset-backed agency, corporate and municipal bonds.  Since September 30, 2011, the fair value of agency, municipal and corporate bonds in our portfolio has increased from $28 million to $153 million, with most of that increase occurring during this quarter. We expect further increases which we believe will enhance yields and earnings and provide further diversification in the investment portfolio.

Overall, our cost of funds for all deposits and borrowings decreased by 18 basis points to 0.26% during the 2012 third quarter from 0.44% in the 2011 third quarter.  As of June 30, 2012, low- and no-cost checking deposits represented 91% of total deposits compared to 86% one year earlier.  This increase resulted mainly from ongoing growth in non-interest bearing deposits from existing MPS programs.

The Company’s average interest-earning assets for the 2012 third quarter grew by $310.8 million, or 29%, to $1.39 billion, up from $1.08 billion during the same quarter last year.  This gain primarily reflects the increase in the securities portfolio.

The Company’s average total deposits and interest-bearing liabilities for the 2012 third quarter increased $285.0 million, or 27%, to $1.33 billion from $1.04 billion for the same quarter last year.  This increase was generated primarily from an increase in MPS generated non-interest bearing deposits, partially offset by a decrease in certificates of deposit of $14.0 million.

Non-Interest Income
2012 third quarter non-interest income of $13.7 million increased $5.0 million, or 57%, from the same quarter in 2011.  This increase was primarily due to an increase in card fee income of $4.0 million compared to the 2011 third quarter which included a charge of $4.8 million relating to the iAdvance fee reimbursement and from the recovery of $1.1 million on a bank-owned real estate property in April 2012.  A partial offset was realized by a net loss on sale of securities of $0.4 million.

Non-interest income for the nine months ended June 30, 2012 increased $12.7 million, or 29%, over the same period in the prior year due primarily to the GNMA securities portfolio sale.  MPS fee income increased by $1.1 million, or 2.7%, due mainly to the iAdvance fee reimbursement in fiscal 2011.

Non-Interest Expense
Non-interest expense decreased $1.2 million, or 6%, to $18.1 million for the 2012 third quarter as compared to $19.3 million for the same period in fiscal 2011.  Compensation expense was $8.2 million for the 2012 third quarter, $1.0 million, or 15%, higher than the same period in 2011.  At June 30, 2012 overall staffing was 2% higher than June 30, 2011 due to hiring in certain key areas relating to compliance and technology.  Card processing expense declined by $2.2 million, or 37.7%, due to lower prepaid card operational expenses.

Fiscal year-to-date 2012 non-interest expense decreased by $7.1 million, or 11%, to $57.1 million from $64.2 million for the same period in fiscal year 2011.  Card processing expenses decreased $5.2 million primarily due to reduced prepaid card operational costs. Also, a goodwill impairment charge of $1.5 million was included in the prior fiscal year non-interest expense.

Credit Quality
Non-performing assets at June 30, 2012 were $5.8 million, down $10.1 million, representing 0.38% of total assets, compared to $15.9 million and 1.24% of total assets at September 30, 2011. There continued to be no non-performing assets within the MPS segment at June 30, 2012.

Retail Bank non-performing loans totaled $4.9 million at June 30, 2012, representing 1.5% of total loans, compared to $13.2 million, or 4.1% of total loans at September 30, 2011.  This decrease from September 30, 2011 relates to changes in three commercial loan relationships totaling $8.5 million.  One loan was partially charged off, with the balance of $1.7 million being transferred to foreclosed real estate and repossessed asset accounts at December 31, 2011.  In addition, a $3.9 million commercial loan that was restructured in a prior quarter is now fully performing in compliance with all terms.  The third loan was paid off during the quarter ended June 30, 2012.

Foreclosed real estate and repossessed assets decreased to $0.9 million compared to $2.7 million at September 30, 2011, primarily due to the resolution and disposal of a $2.0 million bank owned property in April 2012 that resulted in the recognition of $1.1 million in income related to interest and expenses recovered by the Company.  This decrease was partially offset by the previously mentioned foreclosure and transfer of a $1.7 million commercial and multi-family real estate loan which was subsequently written down by $0.9 million during the quarter ended March 31, 2012.  This relationship was reported in non-performing loans at September 30, 2011.

Loans
Total loans, net of allowance for loan losses, increased $18.5 million, or 5.9%, to $332.9 million at June 30, 2012 as compared to September 30, 2011.  This increase primarily relates to higher residential mortgage loans of $9.8 million and $9.1 million in additional MPS consumer loans, offset by a decline in commercial and multi-family real estate loans of $3.0 million and $2.2 million in Retail Bank consumer loans.

In addition, the allowance for loan losses decreased $0.5 million to $4.4 million, or 1.31% of all loans, at June 30, 2012 compared to $4.9 million, or 1.54% of total loans, at September 30, 2011.  The decrease is related, in part, to the partial charge-off of the aforementioned commercial loan and overall improving credit quality of the loan portfolio.

Investments
Total Investment securities available for sale increased by $124.2 million, or 438.3%, to $152.5 million at June 30, 2012 as compared to September 30, 2011.  This increase primarily relates to purchases of agency asset-backed, municipal and corporate bonds.

Total government guaranteed mortgage-backed securities available for sale increased by $225.0 million, or 38.1% to $815.9 million at June 30, 2012 as compared to September 30, 2011.

MetaBank accepted a redemption offer on two corporate TPS available for sale during this quarter.  This resulted in a $10.0 million reduction of substandard assets and the recording of a pre-tax loss of $1.4 million, but increased book value by $1.5 million pre-tax at June 30, 2012 as the redemption price was higher than the market price reflected in equity.

Deposits and Other Liabilities
Total average MPS-generated deposits increased by $277.1 million or 36%, at June 30, 2012, as compared to September 30, 2011, and increased by $311.1 million, or 42% from June 30, 2011.  These increases resulted almost entirely from growth in existing core prepaid card programs.  Retail Bank average checking balances increased by $4.8 million, or 9%, at June 30, 2012, as compared to one year ago.  MetaBank increased its short term advances and other borrowings by $19.3 million during the nine months ended June 30, 2012.

Business Segment Performance
Meta Payment Systems
For the 2012 third quarter, MPS recorded net income of $1.3 million, or 36 cents per diluted share, as compared to a net loss of $1.9 million, or 62 cents per diluted share, for the same period last year.  MPS 2012 third quarter revenue was relatively unchanged when comparing fiscal 2011 to fiscal 2012.  The average internal net interest yield MPS received for its deposits was 1.32% in the 2011 fiscal third quarter and 1.13% in the comparable 2012 period.  The decrease was due to a lower interest rate environment.  2012 third quarter non-interest expenses were $1.1 million, or 8%, lower than the prior year’s quarter primarily due to a reduction in card processing expense of $2.2 million related to lower prepaid card operational costs.

Traditional Bank (Retail Bank)
The Retail Bank segment recorded net income of $1.2 million, or 33 cents per diluted share, for the third quarter of fiscal year 2012, compared to net income of $1.0 million, or 32 cents per diluted share in 2011.  2012 third quarter results were primarily impacted by an increase in gain on sale of real estate owned of $1.1 million and the loss on redemption of TPS of $1.4 million.

Litigation Settlements
The previously disclosed securities litigation, initiated in October 2010 and later awarded class status, was dismissed during the quarter after the court approved the settlement with no material costs to the Company in addition to amounts previously expensed.  Additionally, a settlement, subject to court approval, has been reached in a stockholder derivative complaint that was filed during December 2011 against certain officers and directors of the Company.  The Company expects to incur an expense of $0.1 million in addition to amounts previously expensed.

Capital Ratios
At June 30, 2012, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 7.07% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 18.35% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 17.62% compared to the well-capitalized requirement of 6.0%.  Importantly, MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 7.46%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank” or “MetaBank”).  MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission (the “SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems ("MPS), a division of the Bank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the Office of the Comptroller of the Currency and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving  MPS; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	June 30, 2012	September 30, 2011
Assets
Cash and cash equivalents	$166,435	$276,893
Investments and mortgage-backed securities	968,391	619,248
Loans receivable, net	332,948	314,410
Other assets	60,908	64,930
Total assets	$1,528,682	$1,275,481

Liabilities
Deposits	$1,350,539	$1,141,620
Other borrowings	48,624	29,365
Other liabilities	23,820	23,919
Total liabilities	1,422,983	1,194,904

Stockholders' equity	105,699	80,577
Total liabilities and stockholders' equity	$1,528,682	$1,275,481

Consolidated Statements of Income

	For the 3 Months Ended June 30:		For the 9 Months Ended June 30:
(Dollars In Thousands, Except Share and Per Share Data)	2012	2011	2012	2011

Interest income	$9,149	$9,980	$29,063	$29,180
Interest expense	857	1,153	2,722	3,658
Net interest income	8,292	8,827	26,341	25,522
Provision for loan losses	150	(161)	1,049	25

Net interest income after
provision for loan losses	8,142	8,988	25,292	25,497
Non-interest income	13,706	8,708	56,169	43,484
Non-interest expense	18,071	19,312	57,075	64,181

Income before income tax expense (benefit)	3,777	(1,616)	24,386	4,800
Income tax expense (benefit)	1,390	(596)	8,938	2,352

Net income (loss)	$2,387	$(1,020)	$15,448	$2,448

Earnings (loss) per common share
Basic	$0.67	$(0.33)	$4.66	$0.79
Diluted	$0.66	$(0.33)	$4.64	$0.79

Selected Financial Information

For the Nine Months Ended June 30,	2012	2011

Return on average assets	1.51%	0.29%
Return on average equity	23.59%	3.98%
Average shares outstanding for diluted earnings per share	3,328,356	3,113,287

At Period Ended:	June 30, 2012	September 30, 2011

Equity to total assets	6.91%	6.32%
Book value per common share outstanding	$27.48	$25.61
Tangible book value per common share outstanding	$26.95	$24.76
Common shares outstanding	3,846,617	3,146,867
Non-performing assets to total assets	0.38%	1.24%